Exhibit 99.1

COMPANY CONTACTS:	MEDIA CONTACTS:
Spectranetics Corporation	Joele Frank, Wilkinson Brimmer Katcher
Guy Childs, Chief Financial Officer	Eric Brielmann/Matt Cuneo
(719) 633-8333	(212) 355-4449

INVESTOR CONTACTS:
Lippert/Heilshorn & Associates, Inc.
Don Markley or Bruce Voss
(310) 691-7100
dmarkley@lhai.com
FOR IMMEDIATE RELEASE
SPECTRANETICS APPOINTS WILLIAM JENNINGS AND
ANNE MELISSA DOWLING AS INDEPENDENT DIRECTORS
COLORADO SPRINGS, Colo. (February 25, 2009) — Spectranetics Corporation (Nasdaq: SPNC) today announced the appointment of William C. Jennings, 69, and Anne Melissa Dowling, 50, to its Board of Directors, which includes eight members following their appointment.
As a result of the appointment of Ms. Dowling and Mr. Jennings, the Company has regained compliance with NASDAQ Stock Market Rule 4350(c)(1), which requires that a majority of the Company’s Board of Directors be comprised of independent directors.
Mr. Jennings retired from PricewaterhouseCoopers, one of the largest accounting firms in the world, in 1999, where he served over 28 years, including two separate periods covering 21 years as a senior audit partner serving several of the firm’s largest accounts and seven years developing and leading a risk management and internal control consulting practice. From 1985 to 1991, Mr. Jennings also held a senior administrative executive position at Shearson Lehman Brothers and served as chief financial officer at Bankers Trust Company. Mr. Jennings graduated with a Bachelor of Science degree from the University of Akron and also holds a Master of Business Administration from the University of Florida. He also serves on the boards of Silgan Holdings Inc. (Nasdaq: SLGN), a leading manufacturer of consumer goods packaging products and Axcelis Technologies, Inc. (Nasdaq: ACLS), a leading provider of equipment and service for the semiconductor equipment industry.
Ms. Dowling was most recently the Senior Vice President for Strategy of the US Insurance Group at MassMutual Financial Group (MMFG) during 2006 and 2007. In this role she determined the strategy for the insurance businesses (individual life, institutional insurance, disability income, long term healthcare, structured settlements), identifying new markets for MassMutual to pursue, new businesses to enter and disposition of non-strategic businesses. From 1996 to 2006, she built the Large Corporate Markets Division which served professional groups, employers, and high net worth individuals and families with executive benefit program design, balance sheet management, benefit funding and advanced estate planning tools. Prior to the merger of MassMutual with Connecticut Mutual (CML) in 1996, Anne Melissa was the Chief Investment Officer at CML. In this role, she was also responsible for the variable products lines: annuities, mutual funds and qualified pension products. She came to CML from Travelers where she had established the International Investment department and was one of the two insurance General Account managers responsible for the top-down investment policy of these portfolios.

Ms. Dowling is a Chartered Financial Analyst (CFA), graduated from Columbia University School of Business with an MBA in Finance, and from Amherst College with a dual degree in Fine Arts and French. She has served as a trustee of Amherst College, University of Connecticut Foundation, and numerous other community organizations.
“I am pleased to welcome Bill and Anne Melissa to our Board of Directors and look forward to the valuable insights they bring to Spectranetics,” said Emile Geisenheimer, Chairman, President and Chief Executive Officer.
About Spectranetics
Spectranetics manufactures and markets the only Excimer Laser System approved in the United States, Canada, Europe and Japan for use in minimally invasive interventional procedures within the cardiovascular system. More than 800 Spectranetics laser systems are used in hospitals worldwide.
The Company’s Vascular Intervention (VI) products include a range of peripheral and cardiac laser catheters for ablation of occluded arteries above and below the knee and within coronary arteries. The Company also markets aspiration catheters for the removal of thrombus and support catheters to facilitate crossing of coronary and peripheral arterial blockages.
The Lead Management (LM) product line includes excimer laser sheaths and cardiac lead management accessories for the removal of pacemaker and defibrillator cardiac leads.
For more information visit www.spectranetics.com.
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